Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2016, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-208984) and related Prospectus of Senseonics Holdings, Inc. for the registration of 15,800,000 shares of its common stock.

/s/ Ernst & Young LLP

McLean, VA

March 17, 2016